Exhibit 99.1

For Immediate Release

AMERICA’S CAR-MART REPORTS FIRST QUARTER EARNINGS OF $.45 PER SHARE ON
REVENUE INCREASE OF 28.9%
RETAIL UNIT SALES UP 25.3%, SAME STORE REVENUE UP 28.5%

Bentonville, Arkansas (September 4, 2008) – America’s Car-Mart, Inc. (NASDAQ GS: CRMT) today announced its operating results for the first fiscal quarter ended July 31, 2008.

Highlights of first quarter operating results:

o	Net income of $5.3 million ($.45 per diluted share) vs. $2.1 million ($.18 per diluted share) for prior year quarter
o	Revenue increase of 28.9% with same store revenue growth of 28.5%
o	Retail unit sales increase of 25.8%
o	Provision for credit losses of 20.9% of sales vs. 21.8% for prior year quarter
o	Gross margin of 43.6% of sales vs. 40.3% for prior year quarter
o	Accounts over 30 days past due of 3.6% at July 31, 2008 compared to 4.1% at July 31, 2007
o	Finance Receivables growth of $12.2 million (5.8%) during the quarter to $220.3 million
o	Debt to equity of 29.7% and debt to finance receivables of 19.3%

For the three months ended July 31, 2008, revenues increased 28.9% to $75.7 million compared with $58.7 million in the same period of the prior year. Income for the quarter was $5.3 million or $.45 per diluted share, versus $2.1 million, or $0.18 per diluted share in the same period last year.  Retail unit sales increased 25.8%, with 7,353 vehicles sold in the current quarter, compared to 5,847 in the same period last year. Same store revenue increased 28.5% for the quarter. The provision for credit losses was 20.9% of sales compared to 21.8% in the same period last year. Net charge-offs as a percentage of average finance receivables was 5.7% compared to 6.4% in the same period last year, and compared to 5.9% for the quarter ended April 30, 2008.  Gross profit on vehicle sales was 43.6% for the quarter compared to 40.3% for the prior year quarter. Finance Receivables grew by $12.2 million during the quarter or 5.8%. The allowance for credit losses is 22% of Finance Receivables principal balance at both July 31, 2008 and 2007.

“The solid results we have experienced for the first quarter of Fiscal 2009 are further confirmation of the positive effects of the numerous significant improvements we have made at Car-Mart over the last year and a half,” said William H. (“Hank”) Henderson, President and Chief Executive Officer of America’s Car-Mart.  “We believe the strong competitive advantages we have over our competitors are continuing to be evident as we have increased our retail sales, while at the same time remaining disciplined in our underwriting standards, down payments and loan terms. In fact, our customer profile data continues to show upward trends in the characteristics of our customer base and portfolio.  With this positive data, we are confident in our ability to maintain increased sales levels.  For this first fiscal quarter of 2009, our retail sales are up nearly 26% from last year, at 7,353 vehicles, continuing a positive sales trend that we have experienced over the last three fiscal quarters.  In addition, same store revenues are up 28.5% from last year, as we continue to increase the efficiency and profitability of our existing store base.”

“It is also important to note that we have managed to effectively control our vehicle costs as our retail sales price for the first quarter is flat compared with the fourth quarter of Fiscal 2008,” continued Mr. Henderson.  “Also, in addition to our core customer base, we are poised to attract those individuals and families that may be unable to purchase a vehicle from more traditional sources in view of the current credit tightening by other used auto lenders.  We believe that by driving home the “Car-Mart” brand and by emphasizing our quality, integrity, and stability, we have been able to not only increase sales but also improve credit quality, as evidenced by our 20.9% credit loss as a percentage of sales, compared to 21.8% for the same period last year.”

“We are pleased not only with our operating results this quarter but also with the continued strength of our balance sheet,” said T. J. (“Skip”) Falgout, III, Chairman of the Board of America’s Car-Mart.  “We added over $12 million in finance receivables and invested approximately $650,000 in capital expenditures, while at the same time debt increased only $2.3 million.  Our debt-to-equity remains strong at 29.7%, and our debt-to-receivables is low at 19.3%.  The positive changes we have made in our business model and the improvements in our operating metrics, combined with our strong balance sheet and capital position, will enable us to grow while others in the used car industry may be constrained by credit and capital limitations.”

Conference Call

Management will be holding a conference call on Thursday, September 4, 2008 at 11:00 a.m. Eastern time to discuss first quarter results.  A live audio of the conference call will be accessible to the public by calling (800) 309-9490.  International callers dial (706) 634-0104.  Callers should dial in approximately 10 minutes before the call begins.  A conference call replay will be available one hour following the call for thirty days and can be accessed by calling (800) 642-1687 (domestic) or (706) 645-9291 (international), conference call ID #60509463.

About America's Car-Mart

America’s Car-Mart operates 91 automotive dealerships in eight states and is the largest publicly held automotive retailer in the United States focused exclusively on the “Buy Here/Pay Here” segment of the used car market.  The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers.  For more information on America’s Car-Mart, please visit our website at www.car-mart.com.

Included herein are forward-looking statements, including statements with respect to projected revenues and earnings per share amounts. Such forward-looking statements are based upon management’s current knowledge and assumptions. There are many factors that affect management’s view about future revenues and earnings. These factors involve risks and uncertainties that could cause actual results to differ materially from management’s present view. These factors include, without limitation, assumptions relating to unit sales, average selling prices, credit losses, gross margins, operating expenses, collection results, operational initiatives underway and economic conditions, and other risk factors described under “Forward-Looking Statements” of Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2008 and its current and quarterly reports filed with or furnished to the Securities and Exchange Commission. All forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not undertake any obligation to update forward-looking statements.

____________________________
Contacts:	T. J. (“Skip”) Falgout, III, Chairman at (972) 717-3423
Jeffrey A. Williams, CFO at (479) 418-8021

America's Car-Mart, Inc.
Consolidated Balance Sheet and Other Data
(Dollars in Thousands)

	July 31,		April 30,
	2008		2008

Cash and cash equivalents	$267		$153
Finance receivables, net	$173,282		$163,344
Total assets	$212,728		$200,589
Total debt	$42,628		$40,337
Stockholders' equity	$143,586		$137,222
Shares outstanding	11,735,732		11,687,687

Finance receivables:
Principal balance	$220,327		$208,153
Deferred Revenue - Payment Protection Plan	$(6,679)		$(4,631)
Allowance for credit losses	(47,045)	(a)	(44,809)

Finance receivables, net of allowance & deferred revenue	$166,603		$158,713

Allowance as % of net principal balance	22.02%		22.02%

(a) Represents the weighted average for Finance Receivables generated by the Company (at 22.0%) and purchased Finance Receivables.

Changes in allowance for credit losses:
	Three Months Ended
	July 31,
	2008		2007
Balance at beginning of year	$44,809		$39,325
Provision for credit losses	14,490		11,519
Net charge-offs	(12,254)		(11,493)
Change in allowance related to purchased accounts	-		(38)

Balance at end of period	$47,045		$39,313

America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)

			% Change		As a % of Sales
	Three Months Ended		2008		Three Months Ended
	July 31,		vs.		July 31,
	2008	2007	2007		2008	2007
Operating Data:
Retail units sold	7,353	5,847	25.8%
Average number of stores in operation	91.0	92.0	(1.1)
Average retail units sold per store per month	26.9	21.2	27.1
Average retail sales price	$8,952	$8,407	6.5
Same store revenue growth	28.5%	-8.3%
Net charge-offs as a percent of average Finance Receivables	5.7%	6.4%
Collections as a percent of average Finance Receivables	16.4%	17.1%
Average percentage of Finance Receivables-Current	81.6%	81.7%
Average down-payment percentage	6.5%	7.6%

Period End Data:
Stores open	91	92	(1.1	) %
Accounts over 30 days past due	3.6%	4.1%
Finance Receivables, gross	$220,327	$180,801	21.9%

Operating Statement:
Revenues:
Sales	$69,226	$52,863	31.0%		100.0%	100.0%
Interest income	6,435	5,844	10.1		9.3	11.1
Total	75,661	58,707	28.9		109.3	111.1

Costs and expenses:
Cost of sales	39,027	31,538	23.7		56.4	59.7
Selling, general and administrative	12,818	11,195	14.5		18.5	21.2
Provision for credit losses	14,490	11,519	25.8		20.9	21.8
Interest expense	693	810	(14.4)		1.0	1.5
Depreciation and amortization	319	274	16.4		0.5	0.5
Total	67,347	55,336	21.7		97.3	104.7

Income before taxes	8,314	3,371			12.0	6.4

Provision for income taxes	3,033	1,230			4.4	2.3

Net income	$5,281	$2,141			7.6	4.0

Earnings per share:
Basic	$0.45	$0.18
Diluted	$0.45	$0.18

Weighted average number of shares outstanding:
Basic	11,707,243	11,875,782
Diluted	11,790,086	11,967,690